Exhibit 99.1

Golden Minerals Company Substantially Reduces Liabilities in Mexico

GOLDEN, CO – / ACCESS NEWS WIRE/ – January 2, 2026 – Golden Minerals Company (“Golden Minerals,” “Golden” or the “Company”) (OTCQB: AUMN and TSX: AUMN) announced that it has completed the sale of its wholly owned Mexican subsidiaries, Servicios Velardeña S.A. de C.V. and GMC Equipos S.A. de C.V., to a privately held Mexican group. The transaction was completed on December 30, 2025, for total consideration of approximately US$65,000.

Upon consummation of the transaction, Servicios Velardeña S.A. de C.V. and GMC Equipos S.A. de C.V. held net operating losses, inflation-adjusted capital contributions, several liabilities including approximately US$60,000 in past-due accounts payable, the remaining labor claim in Mexico of approximately US$56,000, and the Rodeo mining concession, a mined-out project that includes an associated asset retirement obligation with a book liability value of approximately US$450,000. Under Mexican law, the balance of the subsidiaries’ capital contribution accounts (“CUCAs”) may be bought and sold. All funds related to the sale have been received.

This transaction represents a significant step forward in the Company’s planned exit from Mexico, allowing Golden Minerals to substantially eliminate its liabilities in the country and reduce ongoing overhead and administrative costs to a minimum, while enabling the Company to focus on other regions.

For additional information, please visit http://www.goldenminerals.com/ or contact:

Golden Minerals Company

(303) 839-5060

SOURCE: Golden Minerals Company

GOLDEN MINERALS COMPANY

350 Indiana Street – Suite 650 – Golden, Colorado 80401 – Telephone (303) 839-5060